Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933




                               CONOLOG CORPORATION


             (Exact name of registrant as specified in its charter)

         Delaware                                                  52-0853566
(State or other jurisdiction                                   (I.R.S. Employer
  of incorporation)                                              Identification
                                                                     Number)

 5 Columbia Road, Somerville, New Jersey                              08876
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                           (Zip Code)


                        1997 Consulting Agreement Stock

                         Certain Restricted Stock Awards
                            (Full Title of the Plans)


                            Arnold N. Bressler, Esq.
                    Milberg Weiss Bershad Hynes & Lerach LLP
                             One Pennsylvania Plaza
                          New York, New York 10119/0165
                     (Name and address of agent for service)

                                 (212) 594-5300
                     (Telephone number, including area code,
                              of agent for service)

        Approximate date of commencement of proposed sale to the public:
As Soon As Practicable After Registration Statement Becomes
Effective.

                                Page 1 of 7 Pages

                          Exhibit Index Begins on Page



                  (Facing Page Continued on the Following Page)

                          (Continuation of Facing Page)


                         CALCULATION OF REGISTRATION FEE



                                                  Proposed              Proposed
 Title of                                          Maximum               Maximum
Securities                   Amount               Offering              Aggregate      Amount of
  to be                      to be                Price Per             Offering      Registration
Registered                 Registered   Share (1)                        Price (1)         Fee
---------------------------------------------------------------------------------------------------
Common Shares,                60,500              $4.875  (2)           $294,937.50      $89.38
par value $1.00               shares
per share

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Based upon the average of the high and low sales prices of the Common Shares on the National Association of Securities Dealers Automated Quotation Systems, Inc. on September 19, 1997 of $4.875 per share.

         Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution and adjustment provisions of any options to purchase shares registered hereby.


                                EXPLANATORY NOTE

                  As provided in Instruction C to Form S-8, any prospectus that is to be used for reoffers and resales of restricted securities must be filed as a part of a Registration Statement on Form S-8. Accordingly, the Prospectus that is to be used for reoffers and resales of shares of Common Stock acquired prior to the effective date of this Registration Statement pursuant to the grant of certain restricted stock awards has been filed as a part of this Registration Statement.

PROSPECTUS
                                  60,500 Shares
                               Conolog Corporation
                                  Common Stock

                  This prospectus relates to 60,500 shares (the "Shares) of Common Stock, par value $1.00 per share (the "Common Stock"), of Conolog Corporation (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders."

                  The Selling Shareholders have advised the Company that sales of the Shares offered hereunder by them, or by their pledges, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), to describe any material arrangements for the sale of the Shares offered hereunder when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

                  The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on their sale of Common Stock as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

                  No period of time has been fixed within which the Shares may be offered or sold. None of the proceeds from the sale of the Shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Shareholders, which will be borne by the Selling Shareholders.

                  The shares of Common Stock offered hereby involve certain risks. See "Risk Factors" beginning on page 7 of this Prospectus.

                  The Company's Common Stock is traded on the Nasdaq Smallcap Market under the Symbol "CNLG." On September 19, 1997, the last sale price of the Common Stock on the Nasdaq Market was $4.875 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is September 23, 1997.

                  No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state or any person to whom it is unlawful to make such offer in such state.

THE COMPANY

                  Conolog Corporation, a Delaware corporation (the "Company" or "Conolog") was organized in 1968 and is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

                  The Company is engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by the Company); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by the Company) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter.

                  Since the 1980's, Conolog has been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, Conolog components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

                  During 1987, the Company made the strategic decision to redirect the Company's focus from military to commercial markets. Since that time, the Company has refocused on manufacturing and marketing its products for the commercial marketplace rather than depend on the military and defense related markets. The effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by its limited financial resources. The percentage of revenues attributed to products manufactured for use in commercial applications increased from approximately 4% of sales in 1981 ($171,000) to approximately 77% of sales in 1996 ($1,480,000). The decision to embark on this program entailed a major design effort, including the coordination of outside engineering consultants to develop a complete line of products aimed at the Company's target markets. The emphasis was on products for electric utilities, cogeneration of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology. DSP designs have long term stability with minimum or no maintenance, allowing the Company to offer customers a product line with a 12 year warranty - a first on the market.

                  Testing of the Company's first commercial product group, the Teleprotection Series PTR-1000, was under way in the latter part of 1992 by Bonneville Power Administration. This detailed test permitted the Company to "fine tune" the product for power transmission applications. In March 1994, the PTR- 1000 was approved for use by such utility and thereafter by other utilities and municipalities. To date, the Company has sold and delivered over 450 PTR-1000 sets to 14 utilities and 3 municipalities, most of which are installed and in service.

                  Following the PTR-1000, in 1993, the Company introduced its "98 Series" Tone Products for water, gas, telephone and oil companies, waste-water, traffic control and airports. In 1994 the Company unveiled the Power Supply Series (allowing the various utilities to power-up the equipment from any power source), the "40 Series" for transmission of analog variable data (i.e., water levels, gas pressures, and temperature) and the Multiplexer Series which permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite. In 1994 the Company also introduced the "68 Series" tone products. This series is the "98 Series" repackaged mechanically specifically for customers with older systems wanting to upgrade to DSP technology without the expense of a complete mechanical installation. The "68 Series" offers the entire line offered by the "98 Series". In 1995 the Company introduced a stand alone "98 Series" transmitter and receiver for field installations and a wide range fiber optic interface for the Iniven products. The fiber optic interface is also available as a stand alone coupling device. In 1996 the Company launched its industrial grade 1200 Baud Modem for data transmission/communication.

                  Due to the end of the cold war and the downsizing of the American military, the Company experienced unexpected sharp reductions of military contracts in fiscal 1993 (the Company's fiscal year end is July 31) resulting in a 50% decline in the Company's sales for that year, down to $1,486,298 from $2, 997,308 in fiscal 1992. The sales of new products could not replace the decrease in military sales. The Company, however, continued to pursue sales as aggressively as its available resources would permit. Sales in fiscal 1994 increased to $2,044,860, a 37% increase over fiscal 1993. Sales in fiscal 1995 were $2,090,933 a 2% increase over fiscal 1994. Sales in fiscal 1996 were $1,924,466 an 8% decrease from fiscal 1995. Revenues from the Company's military product sales represented approximately 60%, 30% and 23% of sales of the Company in fiscal 1994, 1995, and 1996, respectively, reflecting the Company's emphasis on commercial sales and markets.

                  The Company's products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, teleprinting of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. The Company's products may be used independently or in combination with other products to form a system type configuration, whereby the Company's equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

                  The Company is presently engaged and focused in two basic market areas: (1) Military sales via direct contract sales to the military, as subcontractor to systems producers and to foreign governments; and (2) Commercial sales (under the tradename "INIVEN" (A Division of Conolog)) via direct sales to end users, sales to system assemblers and sales to contractors/installers.

                  On August 16, 1995, the Company completed an underwritten offering ("August 1995 Offering") of its securities by selling 235,750 Units ("Units"), each Unit consisting of two (2) shares of Common Stock and one (1) Redeemable Class A Warrant ("Class A Warrant" or "Warrant") at a price of $10.00 per Unit. The Company received net proceeds of $1,853,025. The offering was underwritten by I.A. Rabinowitz & Co. (the "Public Offering Underwriter").

                  The Company's executive offices are located at 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.


                                  RISK FACTORS

                  In making comparisons with other investments or in considering the success of other investments, one should bear in mind that the success of any investment depends upon many factors including opportunity, general economic conditions, experience and competence of management. There is no representation that the same positive factors are present in this Company which have been present in like ventures that have been successful.

                  Any person who is considering the purchase of the Securities offered herein should carefully consider the adverse factors described below. Any one or more of these factors could have a negative effect on the Company of such impact as to cause the value of the Company's securities to be greatly diminished.

                  1. Working Capital; Stockholders' Equity; Prior Periods' Losses and Profits. At July 31, 1996, the Company had working capital of $1,914,981 and stockholders' equity of $2,374,312. The Company's continued existence is dependent upon it successfully expanding its business and attaining profitable operations. The Company reported income of $293,552 and losses of $522,044 and $1,182,988 for the years ended July 31,1996, 1995, 1994, respectively. The losses reported included inventory write-offs of $50,281, $656,248, and $944,970, for years ended July 31, 1996, 1995, and 1994, respectively. In addition, reported interest expense for the same periods were $131,854, $253,686, and $362,317 respectively.

                  2. Risks Attendant to Expansion. Like any business enterprise operating in a specialized and competitive market, the Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity and competition. Many of the risks inherent in the Company's business may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully market the Company's products or develop new products in a timely or effective manner, which would materially adversely affect the Company's operating results.

                  3. Minimal Sales Staff. The Company employs only 2 marketing executives. In 1995, the Company elected a Vice President of Marketing and Sales who introduced a comprehensive advertising campaign for the major product lines in water/waste water and utility publications appearing monthly. In addition, the Company has signed up to attend the major shows pertaining to water, waster water and power utilities. Although the response to these efforts have shown promise, the success of the Company's future marketing efforts will depend on the market environment and the needs of the economy.

                  4. Reliance on Component Manufacturers. The Company is dependent on outside suppliers for all of the subcomponent parts and raw materials necessary to manufacture the Company's products. A shortage, delay in delivery, or lack of availability of a given part could lead to manufacturing delays, which could reduce sales until the problem is remedied. All electrical components of the Company's products are standard stock items for which a replacement vendor can be readily obtained. The Company is not dependent upon any single supplier. The Company purchases some custom parts, primarily printed circuit boards. The failure of a vendor of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

                  5. Dependence on Present Management. The success of the Company is dependent upon the services of its current management, particularly Robert S. Benou, its President, and its key engineers. Mr. Benou has entered into an employment agreement with the Company pursuant to which Mr. Benou will be employed by the Company through May 31, 2002. The Company carries no insurance on the lives of any of its officers. If the Company were to lose the services of any of its key employees, there is no assurance that the Company would be able to locate and retain a qualified replacement. The prolonged lack of availability of any current member of senior management, whether as a result of death, disability or otherwise, could have an adverse effect upon the business of the Company.

                  6. Competition: Rapid Technological Change. The market for the Company's products is very competitive. There are several companies engaged in the manufacture of products of the type produced by the Company, most of which are substantially larger and have substantially greater name recognition and greater financial resources and personnel. The principal elements of competition in the Company's markets include product quality and reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. The Company is an insignificant factor in the industry. There can be no assurance that the Company will be able to develop or acquire new products to keep the Company competitive or stay competitive in general. Lack of market acceptance for the Company's existing or new products, the Company's failure to introduce new products in a timely or cost effective manner or its failure to increase functionability of existing products or remain price competitive, would materially adversely affect the Company's operating results. There can be no assurance that the Company will be successful in its product development efforts.

                  7. Dependence on Large Customers. Sales to the Company's major customer in fiscal 1996 (B.C. Hydro-Canada ) totaled $401,000 (20% of all sales). Sales to the Company's major customer in fiscal 1995 (United States Government) totaled $424,849 (20% of net sales). During fiscal 1994, sales to the Company's only major customer (Westinghouse Electric Corp. - Naval Systems Division) totaled $597,000 (29% of net sales). None of such customers has or had any material relationship other than business with the Company.

                  The dependence on major customers subjects the Company to significant financial risks in the operation of its business should a major customer terminate, for any reason, its business relationship with the Company. In such event the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there can be no assurance. The Company has taken into account the decreasing military budget of the United States. Currently less than 50% of the Company's revenues are derived from the military and are expected to diminish as a percentage of sales.


                  8. Defense Industry Downsizing - Historical Dependence on Government Contracts. Recent world events have resulted in a decreased demand for defense related products causing a general downsizing of the American defense industry. These factors, along with federal budget constraints, have caused the Company to realize order cancellations in the amount of $650,000 since 1990 and for another $600,000 placed on a production hold pending specific releases. The Company's ability to continue to attract and retain orders from defense contractors, which as a group accounted for $442,627 in fiscal 1996 or 23% of the Company's total revenue of $1,924,466, has been affected. The Government shutdown during the last half of 1995 and early 1996 seriously aggravated an already deteriorating situation impairing overall sales level growth. While the Company has changed its strategy for growth by a conversion to primarily commercial business, there can be no assurance that it will be completely successful in this objective.

                  9. Price Stability. The Company's sales to defense- related contractors and manufacturers have historically occurred in a relatively stable price environment. Pressure in defense spending may adversely affect prices and profit margins in that market. While the Company believes that its planned expansion in the commercial market will help it to better manage such a change in the defense market, there can be no assurance that it will be completely successful in this objective.

                  10. No Assurance of Public Trading Market for Common Stock; "Penny Stock" Regulations. Prior to this offering, the Company's Common Stock has been thinly traded in the Nasdaq SmallCap Market and there is no assurance that an active trading market will develop, or that an active trading market, if developed, will be sustained. If for any reason, however, an active public trading market does not develop, purchasers of the Securities may have difficulty in selling their Securities should they desire to do so. In any event, due to the price of the Company's securities, many brokerage firms will not effect transactions in the Securities and it is unlikely that any bank or financial institution will accept such Securities as collateral, which could have an adverse effect in developing or sustaining any market for the Company's Securities. Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), in order to qualify for initial quotation of securities on Nasdaq, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float, a minimum bid price of $3.00 per share and at least two (2) market makers. For continued listing, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for quotation on Nasdaq, trading if any, in the Units, Common Stock and Warrants offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD's Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's Securities. Between January 1988 and August 1995 the Company's Common Stock traded on the OTC Bulletin Board. Prior thereto, the Common Stock was listed on Nasdaq until it was delisted for failure to meet the Nasdaq requirements.

                  The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be an equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from Nasdaq, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the offering to sell the Company's securities in the secondary market.

                  11. No Common Stock Dividends. The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company even if the Company's operations are profitable.

                  12. Governmental Regulation. The Company's manufacturing facilities, in common with those of the industry generally, are subject to numerous existing and proposed Federal and state regulations designed to protect the environment, establish occupational safety and health standards and many other matters. The Company believes that its operations are in compliance with existing regulations and does not believe that said compliance has had or will have any material effect upon its capital expenditures, earnings or competitive position.

                  13. Dependence on Qualified Personnel. Because of the technological nature of the Company's business, the Company is dependent upon its ability to attract and retain technologically qualified personnel. There is significant competition for technologically qualified personnel and the Company may not be successful in recruiting such qualified personnel.

                  14. Additional Authorized Shares Available for Issuance May Adversely Affect the Market. The Company is authorized to issue 20,000,000 shares of its Common Stock, $1.00 par value. As of September 15, 1997 there are a total of 2,799,738 shares of Common Stock issued and outstanding (not including treasury stock). However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 1,137,750 Class A Warrants to purchase up to 1,137,750 shares of the Company's Common Stock, the Public Offering Underwriter's option to purchase up to 41,000 shares of Common Stock and 20,500 Class A Warrants to purchase 20,500 shares of Common Stock. After reserving a total of 1,199,250 shares of Common Stock for issuance upon the exercise of all the Warrants, the Company will have at least 16,001,014 shares of authorized but unissued capital stock available for issuance without further shareholder approval (of which 155,358 has been reserved for conversion of all of the Company's Series A and Series B Preferred Stock outstanding).


                              SELLING SHAREHOLDERS

                  This Prospectus relates to the offering of 60,500 shares of Common Stock of the Company by the Selling Shareholders named below. The shares being offered by the

Selling Shareholders hereunder were acquired pursuant to the grant of certain restricted stock awards to employees of Conolog and a consulting agreement with a provider of services to the Company. The following table sets forth certain information, as of September 15, 1997, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of the Common Stock by the Selling Shareholders. Unless otherwise noted below, each Selling Shareholder possess sole voting and investment power with respect to the shares shown opposite such Selling Shareholder's name.



                                                   Beneficial Ownership
                                                     of Common Stock
                                                          After
                                                        Offering
                                                       (1)(2)(3)
Name                  Shares of      Number of   Number of    Percent
                       Common       Shares to    Shares      of Class
                       Stock         be Sold                   (4)
                     Beneficial
                     ly Owned
                      Before
                     Offering
                      (1)(2)
TDK Group, Ltd.      16,000          16,000            0         *
Mary Ann              2,500           2,500            0         *
Edwards
Albert S.             2,000           2,000            0         *
Lenhardt
Marc R. Benou        50,000          10,000       40,000         *
Thomas Fogg          25,000           5,000       20,000
Dina                 20,000          20,000            0         *
Stellwagen
Louis Massad         10,000           5,000        5,000         *

    Total           125,500          60,500       65,000

*  Less than one percent (1%).

(1) Based upon questionnaires received from each selling shareholder, or a representative of the selling shareholder, in connection with the preparation of the Registration Statement on Form S-8, of which this Prospectus is a part.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such person or group.

(3) This assumes all shares being offered and registered hereunder are sold, although no Selling Shareholder is obligated to sell any shares.

(4) Based upon 2,799,738 shares of Common Stock outstanding as of September 15.


                            VALIDITY OF COMMON STOCK

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP.

                                     EXPERTS

         The Financial statements of the Company as of April 30, 1996 and 1995, and for each of the three years in the period ended July 31, 1996, incorporated by reference in this Prospectus, have been audited and reported upon by Rosenberg Rich Baker Berman & Company, independent accountants. Such financial statements have been incorporated by reference in this Prospectus in reliance upon the report of Rosenberg Rich Baker Berman & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that Rosenberg Rich Baker Berman & Company audits and reports on the financial statements of the Company issued at future dates and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this Prospectus in reliance upon their report and said authority.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West

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

Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, registration statements and other information that has been or will be filed by the Company.

         The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission (File No. 0-8174) are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended July 31, 1996; (2) the Company's Quarterly Report on Form 10-Q for the quarters ended October 31, 1996, January 31, 1997 and April 30, 1997; (3) all other reports filed by the Company pursuant to Sections 13 or 15(d) of the Exchange Act since July 31, 1996; and (5) the description of the Company's Common Stock contained in its Registration Statement on Form S-1 (No. 333-14247), including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

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


         The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.


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


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.           Incorporation of Documents by Reference.

                  The following documents filed with the Commission (File No. 0-8174) pursuant to the Securities Exchange Act of 1934 are incorporated by reference into this Registration Statement.

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996.

        (2) The Company's quarterly report on Form 10-Q for the quarter ended October 31, 1996.

        (3) The Company's quarterly report on Form 10-Q for the quarter ended January 31, 1997.

        (4) The Company's quarterly report on Form 10-Q for the quarter ended April 30, 1997.

        (5) The description of the Company's Common Stock contained in its Registration Statement on Form S-1 (Registration No. 333-
14247).

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Incorporated by reference into this Registration Statement as described in Item 3 above.


Item 5.           Interest of Named Experts and Counsel.

                  Not applicable.


Item 6.           Indemnification of Officers and Directors.

                  The Company's Certificate of Incorporation requires the Company to indemnify its officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in the Company's Certificate of Incorporation applies to all actions and proceedings including those brought by or in the right of the Company. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

Item 7.           Exemption from Registration Claimed.

                  The shares to be reoffered or resold pursuant to this Registration Statement were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. In determining that such exemption was available, the Company relied on the fact that, as an offering only to employees, directors and consultants of the Company, the shares were being issued through direct communication only to a limited number of investors having both knowledge of and access to the most relevant information regarding the Company and that the certificates evidencing such shares bear a legend restricting transfer in non-registered transactions.

Item 8.           Exhibits.

Exhibit
Number                          Description

5                 Opinion of Milberg Weiss Bershad Hynes & Lerach
                  LLP

23                Consent of Rosenberg Rich Baker Berman & Company


Item 9.           Undertakings.

(1)        The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(i)(ii) do not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)               The undersigned Registrant hereby undertakes that, for
           purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
           Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey, on this 23rd day of September, 1997.

                               CONOLOG CORPORATION



                                                By /S/
                                                          Robert S. Benou
                                                        President and Director

                   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Date:  September 23, 1997                         /S/
                                                          Robert S. Benou
                                                        President and Director



Date:  September 23, 1997                        /S/
                                                           Arpad J. Havasy,
                                                       Executive Vice President,
                                                       Secretary, Treasurer and
                                                               Director



Date:  September 23, 1997                       /S/
                                                            Marc R. Benou
                                                      Vice President, Assistant
                                                        Secretary and Director



Date:  September 23, 1997                      /S/
                                                           Louis S. Massad,
                                                              Director